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                                                                       EXHIBIT 3


                            ARTICLES OF AMENDMENT
                                      OF
                      PIEDMONT NATURAL GAS COMPANY, INC.


     The undersigned, a North Carolina corporation, hereby submits these Articles of Amendment for the purpose of amending its Articles of
Incorporation:

     1.  The name of the corporation is Piedmont Natural Gas Company, Inc.

     2. The following amendment to the Articles of Incorporation of the corporation was duly adopted by its shareholders on the 28th day of February, 1997 in the manner prescribed by law:

         The first sentence of Articles 3 of the Articles of Incorporation of the corporation is hereby deleted and the following new sentence is inserted in lieu thereof:

         Article 3. The aggregate number of shares of capital stock which the corporation shall have authority to issue is one hundred million one hundred seventy-five thousand (100,175,000), one hundred million (100,000,000) of which shall be common stock, without par value, and one hundred seventy-five thousand (175,000) of which shall be preferred stock, without par value.

     3.  These articles will be effective upon filing.

This the 5th day of March, 1997.


                               PIEDMONT NATURAL GAS COMPANY, INC.


                               By: /s/ Martin C. Ruegsegger
                                   ---------------------------------------------
                                   Martin C. Ruegsegger
                                   Vice President, Corporate Counsel & Secretary









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